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                                                                    EXHIBIT 99.1





                   CONSENT OF WILLIAM BLAIR & COMPANY, L.L.C.


                                                                December 7, 2003


Board of Directors
ProxyMed, Inc.
2555 Davie Blvd., Suite 110B
Fort Lauderdale, Florida  33317


Gentlemen:


We hereby consent to the inclusion in the Registration Statement on Form S-4 of ProxyMed, Inc., relating to the proposed merger of ProxyMed, Inc. and PlanVista Corporation, of our opinion letter regarding the merger appearing as Annex B to the joint proxy statement/prospectus which is a part of the Registration Statement, and to the references thereto under the captions: "SUMMARY - Opinion of ProxyMed's Financial Advisor;" "THE MERGER - Background of the Merger;" "THE MERGER - ProxyMed's Reasons for the Merger;" "THE MERGER - Recommendation of the Merger by the ProxyMed Board of Directors;" and "THE MERGER - Opinion of ProxyMed's Financial Advisor." We also hereby consent to the references to our opinion letter relating to the proposed sale of stock by ProxyMed under the caption: "THE SPECIAL MEETING OF PROXYMED'S SHAREHOLDERS - Proposal 2: Issuance of Shares of ProxyMed Common Stock in Connection with the ProxyMed Private Equity Offering." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder.


                                             Very truly yours,


                                             /s/ WILLIAM BLAIR & COMPANY, L.L.C.